UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 25, 2014
First Busey Corporation
 (Exact name of registrant as specified in charter)
Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 W. University Ave.
Champaign, Illinois  61820
 (Address of principal executive offices) (Zip code)
(217) 365-4544
 (Registrant's telephone number, including area code)
N/A
 (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On September 25, 2014, First Busey Corporation, a Nevada corporation ("First Busey"), entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among First Busey, FBC Acquisition LLC, a newly-formed Nevada limited liability corporation and wholly-owned subsidiary of First Busey, and Herget Financial Corp., a Delaware corporation ("Herget Financial"), pursuant to which First Busey will acquire Herget Financial and its wholly-owned bank subsidiary, Herget Bank, National Association ("Herget Bank").  A copy of the press release announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.
Under the terms of the Merger Agreement, First Busey will acquire 100% of Herget Financial's outstanding common stock for aggregate cash consideration of $34.1 million.  Each share of Herget Financial common stock will be entitled to receive $588.00 in cash.  The merger consideration is subject to certain downward adjustments as set forth in the Merger Agreement.
It is anticipated that Herget Bank will be merged with and into First Busey's bank subsidiary, Busey Bank, upon completion of the transaction. At that time, Herget Bank's banking offices will become branches of Busey Bank. As of June 30, 2014, Herget Financial and Herget Bank had total consolidated assets of $273.9 million, total loans of $116.1 million, total deposits of $241.4 million and tangible book value of $30.1 million, resulting in a price to tangible book ratio of 113%.  The merger is expected to be accretive following its close.
The Merger Agreement contains representations and warranties of both parties and customary conditions to the parties' obligations to close the transaction, as well as agreements to cooperate in the process of consummating the transaction. The Merger Agreement also contains provisions limiting the activities of Herget Financial and Herget Bank which are outside the ordinary and usual course of business, including restrictions on the payment of dividends to shareholders, employee compensation, and acquisitions and dispositions of assets and liabilities, pending the completion of the merger.
The merger is anticipated to be completed late 2014 or early 2015, and is subject to the satisfaction of the closing conditions in the Merger Agreement and the approval of the appropriate regulatory authorities and of the shareholders of Herget Financial. The executive officers and directors of Herget Financial have agreed to vote their shares of Herget Financial common stock in favor of approval of the Merger Agreement.
The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that will be attached an exhibit to First Busey's Quarterly Report on Form 10-Q for the period ended September 30, 2014.
Item 9.01.                          Financial Statements and Exhibits.
(d)            Exhibits.
99.1	Press Release, dated September 26, 2014

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 26, 2014	First Busey Corporation
By:            /s/ Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Financial Officer